EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of PB Bancorp, Inc., of our report dated September 26, 2016 relating to our audit of the consolidated financial statements of PB Bancorp, Inc. and Subsidiary, which report appears in the Annual Report on Form 10-K, as amended, for PB Bancorp, Inc. for the year ended June 30, 2016.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
February 21, 2017